EXHIBIT 99.1

NEWS RELEASE

Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES

SHARE PURCHASE AUTHORIZATION

Melville, New York, Thursday, October 18, 2012......Park Electrochemical Corp. (NYSE-PKE) announced that its Board of Directors has authorized the Company’s purchase, on the open market and in privately negotiated transactions, of up to 1,000,000 shares of its Common Stock, representing approximately 5% of the Company’s 20,802,020 total outstanding shares as of the close of business on October 17, 2012. This authorization supersedes any unused prior Board of Directors’ authorizations to purchase shares of the Company’s Common Stock. Purchases by the Company pursuant to this Board of Directors’ authorization may occur from time to time in the future. Shares purchased by the Company will be retained as treasury stock and will be available for use under the Company’s stock option plan and for other corporate purposes.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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